Leatt Corp Financial Results for the Fourth Quarter and Full Year 2015

Net Income Increases 37 Percent Year over Year; Operating Profit Increases 45 Percent;
Enthusiastic Acceptance of GPX Helmets in US and Abroad

CAPE TOWN, South Africa, March 18, 2016 – Leatt Corporation (OTCQB: LEAT) today announced its financial results for the fourth quarter and year ended December 31, 2015. Leatt Corporation develops and markets protective equipment and ancillary products for all forms of sports, especially extreme high-velocity sports. All financial numbers are in US dollars.

“We had a strong 2015 in all aspects of our business, including operations, execution and new product introductions,” said CEO Sean Macdonald. “All our product categories showed growth except our neck braces at the end of the year, and that was only due to an unusual one-time event. We are particularly excited about the reception received by our new innovative, lightweight helmets in the media and industry overall. We think that our helmets are a potentially game-changing product for us and expect that they will join our classic neck braces as life-saving and career-saving protective devices that carry on the original intent of the Leatt Brace and the global Leatt brand.

Fourth Quarter Highlights

•	Initial shipment of GPX 5.5 Composite and GPX 6.5 Carbon helmets to US and abroad accounted for $1.43 million in revenue for the fourth quarter alone

Fourth Quarter 2015:

For the three months ended December 31, 2015, revenues were $4.5 million, with a net loss of $80,000 or -$0.02 per share, as compared to revenues of $7.3 million, with a net income of $1.1 million, or $0.20 per share, for the 2014 fourth quarter.

“The highlight of the quarter was undoubtedly the launch of our new GPX 5.5 Composite and GPX 6.5 Carbon helmets which, along with overwhelmingly positive reviews, generated an impressive $1.43 million in sales for the period. This initial response bodes well for 2016 which will be our first full year of reporting helmet sales. It is also an important affirmation that our strategic investments in R&D and our innovative engineering efforts are on track,” Macdonald added.

Macdonald continued, “As we mentioned last year, we expected our fourth quarter sales to be less robust than prior periods due to our decision to ship initial orders of our 2016 product line during the 2015 third quarter, as well as a decrease in OEM revenues. We still believe that these are one-time events and that our long term strategy for sustained growth is sound.

Fiscal Year 2015 Highlights:

•	Operating profit up 45 percent;
•	Net Income Increases 37 percent year over year;
•	Cash generated by operations increased by 63 percent;
•	Body armor revenues increase by 9 percent;
•	Initial shipment of Leatt glove range in 2015;
•	Initial shipment of new GPX 5.5 Composite and GPX 6.5 carbon helmet to US and abroad accounted for $1.43 million in revenue for the fourth quarter alone; and
•	The Leatt-Brace® neck protection system, was named among “The 15 Best Products of the Past 15 Years” by Transworld Motocross magazine.

Fiscal Year 2015:

“We are very encouraged by what we accomplished in 2015 in terms of operations and execution. We generated a 45 percent increase in operating profits and a positive cash flow of $1.2 million in 2015, compared to $0.76 million in cash flow in 2014. Furthermore, net income increased 37 percent year on year. We continue to evaluate our expenditures and costs of manufacturing closely while being committed to growing our range of innovative products in order to improve profitability for the benefit of our shareholders. We believe our numbers demonstrate the viability of this approach,” Macdonald said. Revenues for the year ended December 31, 2015 were $18.3 million, a 0.6 percent decrease, compared to revenues of $18.4 million for the prior year. Net income for the year ended December 31, 2015 was $574,932, a 37 percent increase, compared to net income of $418,351 for the prior year. Sales of the flagship neck brace accounted for $7.43 million and $9.80 million, or 40 percent and 53 percent of revenues for the years ended December 31, 2015 and 2014, respectively.

Macdonald continued, “While we are disappointed that revenues were basically flat, the decrease in neck brace revenues was largely offset by a $0.73 million increase in body armor sales, a $1.43 million increase in helmet sales for the fourth quarter alone and a $0.09 million increase in sales of other products, parts and accessories during the year. These increases were primarily due to the successful market acceptance of our game-changing C-Frame Knee Brace and our expanded line of protective gloves, along with our new helmets. The increase of sales of other products, parts and accessories was primarily due to a 20 percent increase in the volume of hydration kits sold globally during the year.”

Macdonald said that the strong U.S. dollar may have a more noticeable effect on revenues in Leatt’s more established product categories. Approximately 63 percent of the Company’s revenues are derived from sales outside of the United States and the U.S. dollar has made the products more expensive for foreign distributors, dealers and end consumers.

“Management is continuously evaluating pricing and marketing strategies globally in order to remain competitive in the markets that we serve outside the United States,” Macdonald added.

Macdonald noted that business operations generated positive cash flow of $1.2 million in 2015, an increase of 63 percent, compared to $0.76 million in 2014. There was no debt at December 31, 2015, as Leatt continued to meet its working capital needs from cash on hand and internally generated cash flow from operations. At December 31, 2015, the Company had cash and cash equivalents of $1 million and no debt.

Business Outlook

Macdonald commented, “Again, we are very excited about the prospects of our innovative line of helmets and expect they will continue to gain traction with consumers in 2016. They are a potentially game-changing development for the company that we believe will become as important to the company as our flagship neck brace.

“We are looking forward to the remainder of 2016 as we continue our helmet shipments, our research and development efforts and our participation in industry events. We are growing our research and development team with the addition of Dominic Hamel, to support development of the exciting new products in our research and development pipeline, and we are looking at new product categories to further grow our footprint in the marketplace.

“This year we are focusing on further developing the Leatt brand strategy to support our growing range of product categories. This effort is complemented by our exciting team of 2016 sponsored riders in the motorcycle and bicycle markets, including Trey Canard, Marvin Musquin, Philip Polc, Blake Baggett and Sam Hill.

“Our US division is working on developing and expanding our active dealer network. To support this goal this year we launched a new B2B system that allows our Sales Managers to travel to meet sales representatives and dealers face-to-face more often to build relationships and ensure that our expanding range of products are well represented in stores.

“We are also focusing on our neck brace revenues from a product development, marketing and distribution perspective. We believe that our continued commitment to youth development will also bear fruits in this regard.

"Lastly, we are especially proud of our Innovative design award for our Hydration pack and Helmet in the bicycle market. We continue to solidify our reputation for safety and innovation as we expand our product lines and segments -- we look forward to an increasingly prosperous 2016.”

Conference Call:

The Company will host a conference call at 10:00 am Eastern Time on March 18, 2016 to discuss the fourth quarter and fiscal year 2015 results.

Participants should dial in to the call ten minutes before the scheduled time, using the following numbers: 1-888-348-8777 (USA) or +1-412-902-4245 (international) to access the call.

Audio Webcast:

There will also be a simultaneous live webcast through the Company’s website, www.leatt-corp.com. Participants should register on the website approximately ten minutes prior to the start of the webcast.

Replay:

An audio replay of the conference call will be available for seven days and can be accessed by dialing 1-877-870-5176 or +1-858-384-5517 (international) and using passcode 10082416.

For those unable to attend the call, a recording of the live webcast, will be archived shortly following the event for 30 days on the Company’s website.

About Leatt Corporation:

Leatt Corporation develops personal protective equipment and ancillary products for all forms of sports, especially extreme motor sports. The Leatt-Brace® is an award-winning neck brace system considered the gold standard for neck protection for anyone wearing a crash helmet as a form of protection. It was designed for participants in extreme sports or riding motorcycles, bicycles, mountain bicycles, all-terrain vehicles, snowmobiles and other vehicles. For more information, visit: www.leatt-corp.com | http://www.leatt.com/.

Forward-looking Statements

This press release may contain forward-looking statements regarding Leatt Corporation (the “Company”) within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding: the likelihood that the Company will continue to benefit from market acceptance of its new branded products and will see increased revenue in connection with sales of its new knee brace and gloves during 2016; the significance of the Company’s fourth quarter earnings from its shipment of new helmets and the likelihood that this sales trend will continue through 2016; the financial outlook of the Company; the general ability of the Company to achieve its commercial objectives; the business strategy, plans and objectives of the Company and its subsidiaries, including its development of an active dealer network and its branding strategy in support of the new products; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "seeks," “should,” “could,” "intends," or "projects" or similar expressions, and involve known and unknown risks and uncertainties. These statements are based upon the Company's current expectations and speak only as of the date hereof. Any indication of the merits of a claim does not necessarily mean the claim will prevail at trial or otherwise. Financial performance in one period does not necessarily mean continued or better performance in the future. The Company's actual results in any endeavor may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, which factors or uncertainties may be beyond our ability to foresee or control. Other risk factors include the status of the Company’s common stock as a “penny stock” and those listed in other reports posted on The OTC Markets Group, Inc.

Contacts:

Leatt Corporation
Sean Macdonald
Chief Executive Officer
Sean.Macdonald@leatt.com
+ (27) 21557 7257

DresnerAllenCaron
Michael Mason (Investors)
mmason@dresnerallencaron.com
(212) 691-8087

Len Hall (Media)
lhall@dresnerallencaron.com
(949) 474-4300

-- Financial Tables Follow--

LEATT CORPORATION
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2015 AND 2014

ASSETS

	2015	2014
Current Assets
Cash and cash equivalents	$1,054,750	$724,707
Short-term investments	58,172	58,153
Accounts receivable	2,901,699	4,239,298
Inventory	4,241,140	3,403,854
Payments in advance	208,030	345,406
Income tax refunds receivable	-	25,299
Deferred tax asset	115,000	108,000
Prepaid expenses and other current assets	1,070,774	994,003
Total current assets	9,649,565	9,898,720

Property and equipment, net	1,313,325	995,537

Other Assets
Other receivables	90,000	210,000
Deposits	16,493	17,980
Intangible assets	61,273	81,323
Total other assets	167,766	309,303

Total Assets	$11,130,656	$11,203,560

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$2,560,980	$2,980,885
Income taxes payable	384,950	331,000
Short term loan, net of finance charges	658,639	626,129
Total current liabilities	3,604,569	3,938,014

Deferred tax liabilities	73,000	88,468

Commitments and contingencies

Stockholders' Equity
Preferred stock, $.001 par value, 1,120,000 shares authorized, 120,000 shares issued and outstanding	3,000	3,000
Common stock, $.001 par value, 28,000,000 shares authorized, 5,231,823 and 5,200,623 shares issued and outstanding	130,040	130,008
Additional paid - in capital	7,346,782	7,314,136
Accumulated other comprehensive loss	(710,032)	(378,431)
Retained earnings	683,297	108,365
Total stockholders' equity	7,453,087	7,177,078

Total Liabilities and Stockholders' Equity	$11,130,656	$11,203,560

LEATT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

	2015	2014

Revenues	$18,343,172	$18,458,928

Cost of Revenues	8,741,131	8,636,546

Gross Profit	9,602,041	9,822,382

Product Royalty Income	182,485	190,961

Operating Expenses
Salaries and wages	2,225,646	2,302,115
Commissions and consulting expenses	570,937	581,601
Professional fees	845,575	1,117,887
Advertising and marketing	1,498,307	1,442,450
Office rent and expenses	246,616	244,510
Research and development costs	1,180,227	1,222,209
Bad debt expense	124,213	75,285
General and administrative expenses	1,793,698	2,081,339
Depreciation	371,089	304,690
Total operating expenses	8,856,308	9,372,086

Income from Operations	928,218	641,257

Other Income
Interest and other income, net	32,304	10,854
Total other income	32,304	10,854

Income Before Income Taxes	960,522	652,111

Income Taxes	385,590	233,760

Net Income Available to Common Shareholders	$574,932	$418,351

Net Income per Common Share
Basic	$0.11	$0.08
Diluted	$0.10	$0.08

Weighted Average Number of Common Shares Outstanding
Basic	5,216,483	5,200,623
Diluted	5,537,476	5,200,623

Comprehensive Income
Net Income	$574,932	$418,351
Other comprehensive loss, net of $43,100 and $148,000 deferred income taxes in 2015 and 2014
Foreign currency translation	(331,601)	(266,567)

Total Comprehensive Income	$243,331	$151,784